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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-43599 and No. 333-47131 on Forms S-8 and to the use in Registration Statement No. 333-61035 on Form S-4 of Styling Technology Corporation of our report dated March 2, 1998 (August 3, 1998 as to Note 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to an agreement for the sale of a majority of Ft. Pitt Acquisition, Inc.'s outstanding common stock), relating to the consolidated financial statements of Ft. Pitt Acquisition, Inc. and subsidiary for the year ended December 31, 1997, appearing in this Current Report on Form 8-K/A of Styling Technology Corporation, and to the reference to us under the heading "Experts" in the Prospectus in Registration Statement No. 333-61035 on Form S-4.

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
October 19, 1998